NEWS RELEASE for January 7, 2008

BIOLASE NAMES HEALTHCARE VETERAN JAKE ST. PHILIP
CHIEF EXECUTIVE OFFICER

Names Federico Pignatelli President; Announces Departure of Chief Financial Officer

IRVINE, CA (January 7, 2008) . . . BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, announced today that it has named veteran healthcare executive Jake St. Philip as Chief Executive Officer of the Company and as a member of its Board of Directors, effective immediately, replacing Interim Chief Executive Officer Federico Pignatelli, who has been named President and will continue to serve as a Director and Chairman Emeritus. With the addition of St. Philip, the size of the Board increases to seven members.

St. Philip, 54, a resident of San Diego, CA, has more than 25 years experience in healthcare general management and sales leadership having most recently been in a senior leadership position with Dublin, OH-based Cardinal Health (CAH), an $87 billion global company serving the healthcare industry. St. Philip was formerly Senior Vice President of Integrated Provider Solutions at CAH where he was responsible for more than $4 billion in acute care product sales during his tenure.

George V. d’Arbeloff, Chairman of the Board, said, “We have the world’s leading dental laser product, a technology base that allows us numerous and distinct growth opportunities and our challenge now is to execute. Jake understands the intricacies of the healthcare market and has successfully led a large technology business unit as well as a variety of national sales organizations, which is just the kind of expertise we need in the leadership role at BIOLASE. We look forward to Jake helping us make 2008, and our long-term future, very rewarding times for BIOLASE, its employees and shareholders.

“I would also like to thank Federico Pignatelli,” continued d’Arbeloff, “on behalf of all shareholders, for stepping in as Interim CEO and restructuring and re-energizing the Company, its employees and its operations in what turned out to be a record setting period for sales, and for being instrumental in assessing and guiding the Company’s strategy going forward.”

In 1998, St. Philip became Vice President and General Manager of San Diego-based Alaris Medical Systems before it was acquired by CAH. In this role, he was the leader of the North American Business Unit and was responsible for sales, marketing, R&D, technical service and customer service. In this role, his organization led the transition from a commodity-based infusion business to a medication safety solutions company transforming that traditional technology market to a new standard of care.

After Alaris was acquired by Cardinal Health, St. Philip served as President of Alaris Products North America at CAH from 2004 to 2006. In this role, he oversaw the transition and integration of Alaris Products to Cardinal Health as the organization continued its market leading growth.

He became Vice President of Sales of Alaris Medical Systems in 1997 when the company was formed by the merger of San Diego-based Advanced Medical’s wholly-owned subsidiary IMED Corp and San Diego-based IVAC Medical Systems, a former unit of Eli Lilly. St. Philip served as Vice President of Sales of IVAC from 1994 to 1996. From 1981 to June 1994, St. Philip held various sales and marketing positions with IVAC Corporation.

St. Philip completed the SEP executive program at Stanford University and received a bachelor’s degree in marketing from the University of New Orleans.

In connection with his employment, St. Philip is granted a nonqualified stock option to purchase 450,000 shares of BIOLASE common stock at fair market value as of the close of business today. The option will vest in twelve equal quarterly installments, beginning on March 31, 2008 and will have a ten-year term. The option is subject to St. Philip’s employment agreement and an option agreement which contains terms and conditions similar to those in the Company’s existing stock option plan.

The Company also announced that Chief Financial Officer Richard L. Harrison left the Company effective January 2, 2008 to accept a position at another company. Management and the Board are conducting a search to fill the position.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets lasers and related products that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949- 474-4300.

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